                                                                 Rule 424(b)(3)
                                                             Reg. No. 333-46055

                                BROOKE GROUP LTD.

                     SUPPLEMENT NO. 5 DATED AUGUST 18, 1998
                        TO PROSPECTUS DATED MAY 29, 1998

                  The Prospectus of Brooke Group Ltd. (the "Company") dated May 29, 1998 relating to the Company's common stock, $.10 par value per share (the "Common Stock"), is hereby supplemented as follows:

                              SELLING STOCKHOLDERS

                  The table set forth on pages 52 to 59 of the Prospectus is supplemented to include information concerning the following additional Selling Stockholders.

                                                                                                           NO. OF SHARES
                                                   SHARES OF COMMON                SHARES OF                 OF COMMON
                                                   STOCK OWNED PRIOR              COMMON STOCK              STOCK OWNED
           SELLING STOCKHOLDERS                       TO OFFERING                BEING OFFERED            AFTER OFFERING(1)
           --------------------                    -----------------             -------------            -----------------
APSC Partnership                                           1                           1                         0
Antman, Avery                                             34                           34                        0
Drechsler, Carol                                          34                           34                        0
Elkman, Steven M.                                        666                          666                        0
Frymer, William                                           90                           90                        0
Graber, Harry and Cherie                                  67                           67                        0
Guerra, Rose Ann and Henry                                17                           17                        0
Gummo, Barbara M.                                         84                           84                        0
Juliano, Andrew M.                                        34                           34                        0
Juliano, Andrew M. C/F Theresa
     Juliano                                              17                           17                        0
Mikheeva, Irina                                           17                           17                        0
Penwick Ltd.                                             333                          333                        0
Pope, Frank                                               34                           34                        0
Ratkowski, David and Mary                                 34                           34                        0
Sirangelo, Peter                                          17                           17                        0
Sirangelo, Vincent                                        84                           84                        0
Spatafora, Maureen                                       100                          100                        0
Waks, Susan                                               17                           17                        0
Waks, Susan, IRA                                          17                           17                        0

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(1)      The calculation of the number of shares of the Company's common stock owned after the offering assumes the sale of all shares offered hereby.